Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2005 Financial Results;
     Continued Progress in RNAi Therapeutic Development Efforts;
  Realizing Value from Leading Intellectual Property Estate in RNAi


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 3, 2005--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the quarter ended June 30, 2005 and company highlights.
    "We continue to report steady progress against our overall clinical and business objectives for 2005," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam Pharmaceuticals. "During the second quarter, we continued to advance our pipeline of RNAi therapeutic programs, including our lead Direct RNAi programs for RSV infection and age-related macular degeneration. The pace of our development program for RSV infection has accelerated, with IND enabling toxicology and manufacturing activities currently underway. In recent weeks, we also have executed a number of licensing agreements, such as the InterfeRx(TM) license with Nastech Pharmaceutical Company Inc. and multiple reagent licenses, all of which create value in the near term and provide external validation for the strength of our intellectual property estate in RNAi."

    Net Loss

    The net loss attributable to common stockholders according to accounting principles generally accepted in the U.S. (GAAP) for the quarter ended June 30, 2005 was $11.1 million, or $0.54 per share, as compared to $7.7 million, or $1.10 per share, in the second quarter of 2004, which included $0.8 million of accretion of redeemable convertible preferred stock. The net loss for the second quarter of 2005 included a $2.1 million non-cash charge resulting from the issuance of 270,000 shares of Alnylam's common stock in connection with the June 2005 amendment to the Company's license agreements with Garching Innovation GmbH, which provided Alnylam with operating flexibility for its wholly owned subsidiary, Alnylam Europe AG, as well as $0.9 million of non-cash stock-based compensation expenses. In addition, the Company incurred higher external research costs related to the advancement of Alnylam's respiratory syncytial virus (RSV) infection program.

    Revenues

    Revenues in the second quarter of 2005 were $1.1 million, an increase from the $0.1 million reported in the quarter ended June 30, 2004. The increase in revenues is primarily the result of $0.6 million of cost reimbursement revenues related to Alnylam's June 2004 collaboration and license agreement with Merck & Co., Inc. for the co-development of RNAi therapeutics for ocular diseases (Merck Ocular Collaboration). Also contributing to the increase in revenues was the amortization of $1.0 million of maintenance payments received by Alnylam in 2004 from Merck, under the companies' September 2003 strategic alliance for the development of in vivo RNAi technology and therapeutics (Merck 2003 Collaboration), as well as the amortization of $3.0 million of up-front payments earned by Alnylam from Merck in June 2004 under the Merck Ocular Collaboration. Alnylam has recorded these payments as deferred revenue and is amortizing the associated revenues over the estimated periods of performance under the agreements. The increase in revenues in the second quarter is also attributable, in part, to $0.2 million of revenues earned as a result of Alnylam's March 2005 collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc.

    Research and Development Expenses

    Research and development expenses were $9.2 million in the second quarter of 2005, including $0.6 million of non-cash stock-based compensation, as compared to $4.2 million in the second quarter of 2004, which included ($0.5) million of non-cash stock-based compensation. The increase in research and development expenses is primarily due to a $2.1 million non-cash charge for technology license costs in the second quarter of 2005 as a result of Alnylam's June 2005 amendment to its license agreement with Garching discussed above. In addition, the Company incurred higher external research costs related to the advancement of Alnylam's RSV program.

    General and Administrative Expenses

    General and administrative expenses were $3.1 million in the second quarter of 2005, including $0.4 million of non-cash stock-based compensation, as compared with $2.9 million in the second quarter of 2004, which included $0.5 million of non-cash stock-based compensation. The increase in general and administrative expenses is due primarily to higher costs associated with operating as a public company following Alnylam's initial public offering in May 2004.

    Cash and Marketable Securities

    At June 30, 2005, Alnylam had cash, cash equivalents and marketable securities of $31.6 million compared to $46.0 million at December 31, 2004. The decrease in cash, cash equivalents and marketable securities through the second quarter of 2005 is primarily due to cash spending to fund Alnylam's operating activities, including continued investment in its lead RNAi therapeutic programs for RSV infection and age-related macular degeneration (AMD), as well as the payment of $2.0 million in January 2005 to Isis Pharmaceuticals, Inc. in connection with the March 2004 collaboration and license agreement.

    Equipment Line of Credit

    Through June 30, 2005, Alnylam has financed $8.0 million of its capital expenditures through its $10.0 million equipment line of credit with Lighthouse Capital Partners V, L.P. In June 2005, Alnylam amended this agreement to extend the period under which Alnylam is allowed to draw down the remaining $2.0 million under the line of credit through December 31, 2005. Beginning in July 2005, the line of credit will be repaid over four years.

    Cash Guidance

    Alnylam continues to expect its cash and marketable securities balance will be greater than $25 million at December 31, 2005 and that its existing cash position, together with the cash expected to be generated under its current alliances, will fund operations through the end of 2006.
    "Our solid financial footing will continue to support the rapid development of our RNAi programs," stated Patricia Allen, Vice President, Finance of Alnylam Pharmaceuticals. "As we continue to execute on our 2005 corporate goals and achieve development milestones in the second half of the year, we will be poised to achieve our cash guidance for 2005."

    Recent Corporate Highlights

    Building a Pipeline of RNAi Therapeutics

    -- Advanced Lead Programs for Direct RNAi Therapeutics. The Company is advancing its lead programs in AMD and RSV infection toward the clinic. For both programs, IND enabling toxicology and manufacturing activities are well underway, and the Company expects to have its first RNAi therapeutic in Phase I clinical trials by the end of this year.

    -- Initiated a Program in Pandemic Flu. In May 2005, Alnylam announced a collaboration with researchers from the University of Georgia to discover and develop a Direct RNAi(TM) therapeutic for the treatment and prevention of respiratory infection from newly emerging, highly pathogenic strains of influenza virus. Alnylam will apply RNAi technology to the discovery of short interfering RNAs (siRNAs) that target key flu genes required for virus replication and seek to demonstrate potent anti-viral activity across multiple flu strains, including H5N1.

    -- Reported Progress with Systemic Delivery of RNAi Therapeutics. At the 2nd International Symposium on Triglycerides and HDL in July 2005, Alnylam announced further progress on its systemic delivery research of RNAi therapeutics targeting apolipoprotein B (apoB), a disease-associated gene in hypercholesterolemia. Alnylam scientists reported an improved dosage regimen for siRNAs that silence the gene for apoB, as well as the demonstration of siRNA-mediated therapeutic efficacy in an animal model of hypercholesterolemia. Overall doses of siRNA in this regimen were 6-fold lower than those published by Alnylam scientists in Nature in November 2004.

    Strengthened Leading Intellectual Property (IP) Position in RNAi

    -- Key Grants Issued by European Patent Office. In the second quarter, Alnylam was granted two fundamental RNAi patents by the European patent office:

        -- Kreutzer-Limmer Patent: The first of the two patents granted significantly extended the claims of the original Kreutzer-Limmer patent held by Alnylam, providing broader coverage for siRNAs with lengths critical for RNAi therapeutics. The broad claims in the new Kreutzer-Limmer patent cover both research and pharmaceutical commercial applications of synthetic RNAi products in the world's second largest market.

        -- CRT Patent: The second patent granted was an important new RNAi patent entitled "Inhibiting gene expression with double-stranded RNA," to which Alnylam has exclusive therapeutic rights through its existing license agreement with Cancer Research Technology Limited (CRT). This patent includes broad claims covering therapeutic use of double-stranded RNA expressed from endogenous templates or expression vectors to mediate RNAi. This is the first of multiple European patents expected to stem from the RNAi patent application filed by CRT based on the pioneering work of Dr. Magdalena Zernicka-Goetz and colleagues Dr. Florence Wianny, Professor David Glover and Professor Martin Evans at the University of Cambridge, England.

    -- Consolidation of Leading IP. In its continued initiative to consolidate RNAi IP into the leading IP estate for RNAi therapeutics, Alnylam entered into an agreement with Benitec Ltd. in April 2005. Under this agreement, Alnylam received options to non-exclusively license Benitec-controlled IP in the field of synthetic siRNAs. In return, Alnylam will provide Benitec and its licensees options to non-exclusively license Alnylam-controlled IP in the field of expressed RNAi, which is RNAi mediated by DNA constructs introduced into cells.

    Creating Near-Term Value by Leveraging IP

    -- Third InterfeRx Agreement. In July 2005, Alnylam granted Nastech Pharmaceutical Company an exclusive InterfeRx license to discover, develop, and commercialize RNAi therapeutics directed against TNF-alpha, a protein associated with inflammatory diseases, including rheumatoid arthritis. Nastech is the third company to participate in Alnylam's InterfeRx program, which was designed to grant licenses to biotechnology and pharmaceutical companies under Alnylam's IP to pursue RNAi therapeutics against specific targets outside of the Company's core strategic interests.

    -- Reagent Licenses to Kreutzer-Limmer Patents. This past quarter, Alnylam granted multiple non-exclusive licenses under its Kreutzer-Limmer patent family to providers of RNAi research products and services, namely Ambion, Inc, Eurogentec, Sigma-Aldrich Corporation, and MWG Biotech AG. This patent family covers siRNAs and their use to mediate RNAi in mammalian cells. To date, eight research product companies have taken a license to this patent family.

    Improved Operating Flexibility

    Garching Amendment. In June 2005, Alnylam amended its agreements with Garching, the licensing agent for the Max Planck Society, thereby improving the operating flexibility for how Alnylam designs and grows its wholly owned subsidiary, Alnylam Europe AG.

    Conference Call Information

    Alnylam will host a conference call at 4:30 p.m. EDT on August 3, 2005 to discuss its second quarter 2005 financial results and recent corporate developments. The call may be accessed by dialing 800-798-2884 (domestic) or 617-614-6207 (international) five minutes prior to the start time, and providing the passcode 83716958.
    A replay of the call will be available from 6:30 p.m. EDT on August 3, 2005 until August 10, 2005. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 45396606. A live audio webcast of the call will also be available on the "Investors" section of the Company's website, http://www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event, and will be archived for 14 days thereafter.

    About Alnylam

    Alnylam is a biopharmaceutical company seeking to develop and commercialize novel therapeutics based on RNA interference, or RNAi. Growing from its foundation as the world's first company focused on RNAi therapeutics, the company's leadership in the field of RNAi is supported by its preeminent founders and advisors and its strengths in fundamental patents, technology, and know-how that underlie the commercialization of RNAi therapeutics. Alnylam is developing a pipeline of RNAi products using Direct RNAi(TM) to treat ocular, central nervous system, and respiratory diseases and Systemic RNAi(TM) to treat a broad range of diseases, including oncology, metabolic, and autoimmune diseases. The company's global headquarters are in Cambridge, Massachusetts. For additional information, please visit http://www.alnylam.com.

    Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans, prospects and future operating results, such as expectations regarding the timing of the commencement of clinical trials and projections for the amount and sufficiency of cash and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; the successful development of products, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; obtaining, maintaining and protecting intellectual property utilized by our products; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Certain Factors That May Affect Future Results" section of our most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

                     Alnylam Pharmaceuticals, Inc.
                 Consolidated Statements of Operations
            (In thousands, except share and per share data)

                           Three       Three      Six         Six
                           Months      Months     Months      Months
                           Ended       Ended      Ended       Ended
                           June 30,    June 30,   June 30,    June 30,
                           2005        2004       2005        2004
------------------------ ----------- ---------- ----------- ---------
Net revenues             $     1,108 $      131 $     2,751 $     265
------------------------ ----------- ---------- ----------- ---------
Costs and expenses
  Research and
   development (1)             9,190      4,159      14,562    14,594
  General and
   administrative (1)          3,122      2,947       6,074     5,978
------------------------ ----------- ---------- ----------- ---------
    Total operating
     costs and expenses       12,312      7,106      20,636    20,572
------------------------ ----------- ---------- ----------- ---------
    Loss from operations     (11,204)    (6,975)    (17,885)  (20,307)
------------------------ ----------- ---------- ----------- ---------
Other income (expense)
  Interest income                258         74         522       111
  Interest expense              (248)       (97)       (473)     (305)
  Other income
   (expense), net                 49         42          91       (37)
------------------------ ----------- ---------- ----------- ---------
    Total other income
     (expense)                    59         19         140      (231)
------------------------ ----------- ---------- ----------- ---------
Net loss                     (11,145)    (6,956)    (17,745)  (20,538)
Accretion of redeemable
 convertible preferred
 stock                             -       (751)          -    (2,713)
------------------------ ----------- ---------- ----------- ---------
Net loss attributable
 to common stockholders  $   (11,145)$   (7,707)$   (17,745)$ (23,251)
------------------------ ----------- ---------- ----------- ---------

Net loss per common
 share
Net loss per common
 share - basic and
 diluted                 $     (0.54)$    (1.10)$     (0.86)$   (5.39)
------------------------ ----------- ---------- ----------- ---------
Weighted average common
 shares used to compute
 basic and diluted net
 loss per common
 share                    20,605,681  6,997,479  20,551,724 4,315,860
------------------------ ----------- ---------- ----------- ---------
(1) Non-cash stock-
 based compensation
 expense included in
 these amounts are as
 follows:
    Research and
     development         $       568 $     (531)$       741 $   1,193
    General and
     administrative              351        484         658       991
------------------------ ----------- ---------- ----------- ---------
        Total non-cash
         stock-based
         compensation    $       919 $      (47)$     1,399 $   2,184
------------------------ ----------- ---------- ----------- ---------

                    Alnylam Pharmaceuticals, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

                                                  June 30,  Dec. 31,
                                                    2005      2004
------------------------------------------------- -------- ----------
Cash, cash equivalents and marketable securities  $ 31,642 $   46,046
Collaboration receivable                               679        859
Prepaid expenses and other current assets            1,519      1,276
Property and equipment, net                         11,084     11,694
Long-term restricted cash                            2,313      2,313
Intangible and other assets                          3,625      3,919
------------------------------------------------- -------- ----------
Total assets                                      $ 50,862 $   66,107
------------------------------------------------- -------- ----------
Total current liabilities                         $  9,021 $    6,575
Deferred revenue                                     3,584      4,083
Note payable, net of current portion                 6,187      6,411
Deferred rent                                        2,682      2,896
Total stockholders' equity                          29,388     46,142
------------------------------------------------- -------- ----------
Total liabilities and stockholders' equity        $ 50,862 $   66,107
------------------------------------------------- -------- ----------


This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2004.



    CONTACT: Stern Investor Relations
             Laura Perry, 212-362-1200
             or
             Alnylam Pharmaceuticals, Inc.
             Patricia L. Allen, 617-551-8362